SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 6, 2006
(Date of earliest event reported)

Smart Video Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-26809	91-1962104
(State of incorporation or	(Commission File No.)	(IRS Employer Identification No.)
organization)

3505 Koger Boulevard
Suite 400
Duluth, GA 30096
(Address of principal executive offices)

(770) 279-3100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 6, 2006, SmartVideo Technologies, Inc. (the “Company”) notified holders of certain of its outstanding redeemable warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that the Company will redeem the Warrants on Friday, March 10, 2006, unless holders of such Warrants exercise the Warrants to purchase the underlying share of Common Stock by the close of business on March 9, 2006.

The Warrants may be redeemed if the average closing price of the Common Stock for 20 consecutive trading days ending three days prior to the date of the Company’s notice of redemption is at least $5.00 per share. The average closing price for the shares of the Common Stock for the 20 consecutive trading day period ended February 2, 2006 was $5.03.

There are currently (i) 23 holders of Warrants to purchase an aggregate of 182,500 shares of Common Stock exercisable for $1.50 per share (“$1.50 Warrants”); (ii) 23 holders of Warrants to purchase an aggregate of 182,500 shares of Common Stock exercisable for $2.00 per share ($2.00 Warrants”); (iii) one holder of Warrants to purchase an aggregate of 250,000 shares of Common Stock exercisable for $2.25 per share (“$2.25 Warrants”); and (iv) 13 holders of Warrants to purchase an aggregate of 1,136,666 shares of Common Stock exercisable for $2.50 per share (“$2.50 Warrants”). All of the Warrants are redeemable at $0.10 per underlying share.

In the event all of the Warrants are fully exercised, the Company will issue an aggregate of 1,751,666 shares and will receive aggregate proceeds of $4,042,915. In the event the Company redeems all of the Warrants, the Company will expend a total of $175,167. The Company anticipates using the proceeds from the exercise of Warrants for general working capital.

Item 9.01  Financial Statements And Exhibits.

(c)	Exhibits.

99.1	Notice of Redemption to holders of $1.50 Warrants and $2.00 Warrants.
99.2	Notice of Redemption to holders of $2.25 Warrants.
99.3	Notice of Redemption to holders of $2.50 Warrants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTVIDEO TECHNOLOGIES, INC.

By:	/s/ Richard E. Bennett, Jr.
Name: Richard E. Bennett, Jr.
Title: President & CEO

Date: February 9, 2006

EXHIBIT INDEX

99.1	Notice of Redemption to holders of $1.50 Warrants and $2.00 Warrants.
99.2	Notice of Redemption to holders of $2.25 Warrants.
99.3	Notice of Redemption to holders of $2.50 Warrants.